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                                  EXHIBIT 99.1
                             [LOGO OF VENTIV HEALTH]

Contacts:

    Investors/Corporate:                 Media:

    John R. Emery                        Noonan/Russo Communications, Inc.
    Chief Financial Officer              Lynn Blenkhorn
    (212) 768-8000                       (212) 696-4455
    investor@ventiv.com                  media@ventiv.com



                        UPDATE ON VENTIV CREDIT FACILITY

     o Company signs non-binding letter of intent for new credit facility of up to $50 million
     o Company continues to work with current lenders to amend existing credit facility

NEW YORK, December 28, 2001 -- Ventiv Health, Inc (Nasdaq: VTIV), a leading provider of comprehensive marketing and sales solutions to the pharmaceutical and life sciences industries, announced today that it has signed a non-binding Letter of Intent with a subsidiary of a major financial institution for a new credit facility of up to $50 million, which would be used to refinance the Company's existing credit facility and meet the Company's ongoing working capital needs. It is expected that this facility will be secured by the Company's assets, and that borrowing availability under the facility will be based on the level of the Company's U.S.-based accounts receivable. Closing of this new credit facility is subject to a due diligence and documentation process, which is currently underway.

In parallel, the Company continues to work with its existing lenders to amend the Company's existing $50 million unsecured revolving credit facility, as it is not in compliance with certain financial covenants in this facility. It is the Company's intention to finalize and close the new credit facility or amend its existing credit facility during the first quarter of 2002. The Company previously announced that it intended to amend its existing credit facility by December 31, 2001.

Until Ventiv's existing credit facility is amended or refinanced, Ventiv's lenders have reserved all rights and remedies, including the right to declare all amounts outstanding under the current facility immediately payable. Accordingly, in its Form 10-Q, Ventiv classified all amounts outstanding under the credit facility as current at September 30, 2001.

On September 30, 2001 Ventiv had cash and equivalents of $45.1 million and debt outstanding under the credit facility of $35 million.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: risks of general business disruption, including such risks as they relate to our reliance on computer technology; the potential for regulatory or other change in the pharmaceutical and life sciences industries; risks relating to compliance with governmental regulation relating to the handling and distribution of pharmaceutical products; our risks inherent in our international operations; our dependence on expenditures by companies in the pharmaceutical and life sciences industries; uncertainty related to the continued growth of pharmaceutical outsourcing; our ability to compete successfully with other services in the market and to operate and compete successfully in new lines of business; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and earnings under revenue sharing arrangements; the ability of Ventiv's lenders to exercise all rights and remedies under our $50 million unsecured revolving credit facility pending refinancing or amendment of the facility; and, the availability of financing for future expansion and internal growth initiatives.

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